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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C.  20549



                                 FORM 8-K


                                Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): February 27, 1995


                     CLARK REFINING & MARKETING, INC.
          (Exact name of registrant as specified in its charter)

   Delaware                  1-11392             43-1491230
(State or other      (Commission File Number)   (I.R.S. Employer
 jurisdiction                                   Identification No.)
of incorporation)

           8182 Maryland Avenue                     63105-3721
              St. Louis, Missouri                   (Zip Code)
                 (Address of principal executive offices)



  Registrant's telephone number, including are code: (314) 854-9696


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
Item  2.   Acquisition of Assets

   On February 27, 1995, Clark Refining & Marketing, Inc. (''Clark''), a wholly -owned subsidiary of Clark USA, Inc. (''Clark USA'') completed the purchase of Chevron U.S.A. Inc.'s (''Chevron'') Port Arthur, Texas refinery and certain related terminals, pipelines and other assets (the ''Port Arthur Refinery'') for approximately $70 million, plus approximately $138 million for inventory and spare parts (the ''Acquisition''). Clark is also obligated under certain circumstances to pay to Chevron contingent payments (the ''Chevron Contingent Payments'') based on refining industry margin indicators and the volume of product produced at the Port Arthur Refinery over a five-year period. Based on the prevailing average refining industry margin indicators during 1993 and 1994, Clark would not have been obligated to make any Chevron Contingent Payments had the Chevron Contingent Payments obligations been in place during such periods. The maximum total amount of the Chevron Contingent Payments is $125 million and the obligation expires on February 27, 2000.

   The Acquisition more than doubled Clark s refining capacity, and provided Clark with a sour crude oil refinery with a technical complexity rating in the top third of all US Gulf Coast refineries. The refinery has the ability to process 100% sour crude oil, including up to 20% heavy sour crude oil, and has coking capability. The configuration of the Port Arthur Refinery complements Clark's existing refineries with its ability to produce jet fuel, 100% low sulfur diesel fuel, 55% summer Reformulated Gasoline (''RFG'') and 75% winter RFG. The refinery's Texas Gulf Coast location provides access to numerous cost-effective domestic and international crude oil sources, and its products can be sold in the mid-continent and eastern United States as well as export markets. Clark entered into agreements to sell to Chevron, at market prices, 40,000 barrels per day of gasoline and 6,500 barrels per day of low-sulfur diesel and jet fuel for one year from the date of the Acquisition. Remaining production will be used to supply Clark's current wholesale and retail needs with the balance initially sold in the spot markets, while Clark further develops its wholesale and retail networks. Clark believes that the Port Arthur Refinery has the potential for significant productivity gains with minimal capital investment, and that it will offer an opportunity for improved results of operations and cash flow. Clark expects that the cash flow from the Port Arthur Refinery will be sufficient to cover capital expenditures and any potential Chevron Contingent Payments.

   The Port Arthur Refinery was operated by Gulf Oil Corporation (''Gulf'') prior to Chevron's acquisition of Gulf in 1984. Although the original refinery on this site began operating in 1904, the refinery has been the subject of substantial capital expenditures. Gulf invested approximately $400 million in a major conversion to sour crude in 1980 1982 and Chevron invested approximately $450 million from 1989 through 1994. Converted by Chevron from a dual train to a single train operation in 1992 in order to achieve a substantial reduction in operating costs, the refinery's rated crude oil design capacity was reduced from what had previously been over 400,000 barrels per day to approximately 178,500 barrels per day. In October 1994, Clark received an air operational permit from the Texas Natural Resources Conservation Commission (the ''TNRCC'') which provides that the refinery crude oil charge rate can be increased to 250,000 barrels per day. Clark intends to operate the refinery at approximately 200,000 barrels per day, subject to market conditions.

   The Port Arthur Refinery consists of approximately 4,000 acres, of which less than 100 acres are occupied by active operating units. These units include a crude unit, catalytic reformer, fluid catalytic cracking unit, hydrotreaters, cogeneration units, sulfur recovery units, gas recovery units, an HF alkylation unit and delayed cokers. The average age of the operating units at the refinery is 16 years, which Clark believes is significantly below the industry average.


The Purchase Agreement

   The Acquisition provided for the purchase by Clark of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines and other assets.
Clark also acquired legal title to Chevron's chemicals facility (the ''Chemicals Facility'') and lube oil distribution facility (the ''PADC Facility''), which are integrated with the Port Arthur Refinery. The Chemicals Facility and the PADC Facility were leased to and will be operated by Chevron under long-term leases providing for a nominal rental and containing a purchase option in favor of Chevron at a nominal purchase price. Clark also entered into agreements with Chevron and its affiliates providing for, among other things, the provision of various services and the sale and purchase of various products and commodities. Some of these ancillary agreements may be material to Clark.

   The following summary of the purchase agreement and related agreements is qualified in its entirety by reference to the applicable provisions of the purchase agreement and the other agreements described below, copies of which are publicly available from the U.S. Securities and Exchange (the
''Commission'').

   Included Assets

   The assets acquired by Clark include Chevron's Port Arthur refinery, together with the affiliated Lucas crude oil storage terminal, the Fannett LPG storage terminal, the Beaumont marketing terminal, Chevron's one-third interest in the Port Arthur Products Station and certain pipelines related to these interconnected facilities. Clark also acquired Chevron's inventories of crude oil, other feedstocks and refined products and spare parts associated with the Port Arthur Refinery. Chevron may exclude certain lube oil manufacturing equipment from the sale for up to six months from the closing date, with a corresponding reduction in the purchase price.

   Leaseback Assets

   Clark also acquired legal title to the Chemicals Facility, the PADC Facility and certain related assets (collectively, the ''Leaseback Assets''). Clark has leased the Chemicals Facility and the PADC Facility to Chevron under the leases described below.

   Purchase Price

   The purchase price for the Port Arthur Refinery was approximately $70 million. Clark paid a deposit of $5 million upon execution of the purchase agreement in August 1994 and an additional deposit of $5 million in February 1995, and paid the remaining amount at closing. If Chevron exercises its six month option to exclude the lube oil manufacturing equipment from the sale, Clark will be refunded $10 million.

   Clark purchased all crude oil, other feedstocks and refined product inventories in major pipelines and tanks, at formula prices based on market prices for such items over a measurement period after the closing date. The purchase price at closing for such inventory was approximately $130 million. paid Chevron an amount equal to Chevron's cost of certain spare parts, supplies, catalyst inventories and other non-hydrocarbon inventories, of approximately $8 million.

   The purchase agreement provides for the Chevron Contingent Payments to Chevron of up to $125 million over a five year period from the closing date of the Acquisition in the event that refining industry margin indicators exceed certain escalating levels. The Chevron Contingent Payments will be calculated as follows: 50% of the volume of crude oil processed at the Port Arthur Refinery multiplied by an Adjusted WTI 3/2/1 crack spread minus $3.00 per barrel. The Adjusted WTI 3/2/1 crack spread is comprised of the sum of two barrels of conventional non-reformulated unleaded gasoline plus one barrel of 0.2% high sulfur diesel (both priced at Platt's Low Pipeline Spot Gulf Coast) minus three barrels of WTI (priced at Platt's Midland Low Gulf Coast), all divided by three. The Adjusted WTI 3/2/1 crack spread is then converted into 1991 dollars by using the implicit deflator for Gross Domestic Product as published in the ''Survey of Current Business'' issued by the U.S. Department of Commerce. Any negative amount that is calculated will be carried forward to the next year during the five-year contingent payment period. Clark believes that even if such contingent payments are required to be made, they would not have a material adverse effect on Clark's results of operations since Clark would also benefit from half of the impact of such increased margins. Such payments, if any, will be due on November 1 of each year from 1995 through 1999.

   Employees

   Clark has hired approximately 853 former Chevron employees. Substantially all of the Chevron employees hired by Clark are represented by unions. Clark did not assume Chevron's collective bargaining agreements with such unions, but agreed to collective bargaining agreements with those unions which became effective upon the closing under the purchase agreement.

   Clark recognized service with Chevron for any Clark employee benefits to which the new employees may became entitled. In addition to on-going cash costs, this will also require Clark to accrue approximately $10-$15 million in accumulated retiree medical liability for the new employees. Clark will also pay two weeks of severance pay per year of service up to 35 years (including service with Chevron) to any new employee it terminates without cause in the first year after closing or who resigns as a result of a wage decrease or a job transfer to a location more than 50 miles from the current location.

   Environmental Matters

   Under the purchase agreement, Chevron retained responsibility for remediating pre-closing contamination on over 97% of the approximately 4,000 acres that comprise the Port Arthur Refinery. Clark agreed to assume responsibility for any remediation that is required in the area within 25 to 100 feet of the active operating units (the ''Excluded Area''), including soil and groundwater. The Excluded Area encompasses less than 100 acres of the total Port Arthur Refinery site surface area.

   Chevron will be obligated to remediate the contamination in the areas for which it has retained responsibility as and when required by law, in accordance with remediation plans negotiated by Chevron and the applicable federal or state agencies. Clark has agreed to take no action with the intention of accelerating or increasing Chevron's remediation obligations, and the time period for such remediation is indefinite. Subject to certain exceptions, Clark will generally assume liability for future action (including action required as a result of a subsequent change in law) with respect to each of over 20 geographic areas at the refinery when Chevron's remediation of that area is complete and upon acceptance by the appropriate regulatory authority. Clark is responsible for all contamination arising after the closing of the Acquisition (unless caused by Chevron).

   The Port Arthur Refinery is not classified as a Superfund site under CERCLA, is not on the National Priority List and is not listed as a State Superfund site under the Texas Solid Waste Disposal Act (''SWDA''). In addition, the Port Arthur Refinery is not in the CERCLIS database. The EPA's CERCLIS (Comprehensive Response, Compensation and Liability System) database is a comprehensive list of more than 35,000 identified potentially hazardous waste sites nationwide that may require cleanup. CERCLIS sites that have achieved a certain score using the EPA's Hazard Ranking System are eligible for the Superfund National Priority List.

   The future remediation of the Port Arthur Refinery is regulated according to the provisions of the Resource Conservation and Recovery Act of 1977, as amended (''RCRA''), SWDA and the Texas Water Code. The TNRCC has statutory jurisdiction to implement SWDA and the Texas Water Code, and has been granted authority by the EPA to implement the RCRA program. The remediation mechanisms are a RCRA permit and administrative documents issued under State authority which contain certain standards and schedules. A RCRA permit application has been submitted to the TNRCC by Chevron but the permit has not yet been issued. The facility will continue to operate under interim status until the permit is issued. Evaluation of site contamination in the areas for which Chevron is retaining responsibility has not been fully performed and is anticipated to be addressed under the regulatory mechanisms addressed above.

   In order to evaluate the nature and extent of the contamination in the Excluded Area, Clark retained an environmental consulting firm (the ''Primary Consultant'') with over 75 years of service to the refining industry, to conduct a comprehensive subsurface evaluation. This evaluation was conducted over a four-month period and included the collection of 115 surface soil samples, completion of 315 geoprobe borings and the installation of 70 shallow and eight deep groundwater monitoring wells. After analyzing the soil and water samples from these sites, the Primary Consultant identified four areas of potential concern: (1) sludge and soil in the pipe trenches; (2) free phase hydrocarbons; (3) soil under the active operating process units; and (4) groundwater.

   As part of its evaluation, the Primary Consultant was asked to estimate the costs of remediating the Excluded Area. In addition, Clark retained another environmental consulting firm (the ''Review Consultant'') with over 15 years of service to the refining industry, to independently evaluate and review the remediation cost estimates based on the data accumulated. Based on the nature and extent of the contamination found during the Primary Consultant 's investigation of the Excluded Area, the experience of the consulting firms at similar sites, and the level of cleanup that is likely to be required by the regulatory authorities in the State of Texas, the consulting firms estimated the likely costs of remediation in the Excluded Area. In making these estimates, the Review Consultant relied upon information supplied to it by the Primary Consultant, the Primary Consultant relied upon public information, and both firms relied upon such other public and non-public sources as they deemed necessary. In the opinion of the consulting firms, the assumptions and other information provided in the following two paragraphs (that provide the basis for the accompanying estimates) are reasonable, and the estimates themselves are reasonable and reflect the most probable cost to be incurred by Clark in remediating the Excluded Area.

   Based on the findings of the Primary Consultant and the Review Consultant,

Clark expects to begin in 1995 pipe trench remediation and the recovery of free phase hydrocarbons. Based on the reports of the Primary Consultant and the Review Consultant, Clark estimates expenditures of $0.7 million annually for the next ten years for these remediation efforts. The pipe trench remediation is expected to be performed by Clark in the Excluded Area in coordination with Chevron's remediation of the other remaining areas of the Port Arthur Refinery. The initial work to recover free phase hydrocarbons is expected to be accomplished by converting the existing monitoring wells (drilled during the subsurface investigation) to recovery wells. Based on the estimates of the Primary Consultant and the Review Consultant, Clark will accrue approximately $7.5 million as part of the Acquisition for the expected cost of these remediation actions.

   Due to the difficulty of remediating the soil and groundwater beneath the active operating units and because of the nature of the subsurface geology, which limits the movement of groundwater and free phase hydrocarbons beneath the site, Clark and its consultants believe that, barring any operational problems, such remediation is not likely to be required until the units are no longer in operation. Therefore, Clark will not accrue any potential liability related to the remediation of the groundwater or soil beneath the Excluded Area. However, based on the consultant's cost estimates in the 1994 dollars, remediation of groundwater and soil in the Excluded Area would be approximately $27 million.

   On November 8, 1994, Clark met with representatives of the TNRCC to discuss Clark's proposed approach for remediating the Excluded Area. In a letter dated November 10, 1994, the TNRCC advised Clark that, based on the information provided by Clark, Clark's proposed approach for remediating the excluded areas is ''appropriate and consistent with TNRCC rules and policies for operating refineries.'' However, Clark has not presented, nor has TNRCC approved, a detailed remediation plan, and the TNRCC retains the right to enforce all laws and regulations that may be applicable to the refinery.

   Actual remediation costs, as well as the timing of such costs, are dependent on a number of factors over which Clark has little or no control, including changes in applicable laws and regulations, priorities of regulatory officials, interest from local citizens groups and development of new remediation methods. There can be no assurance as to the timing, incurrence or the extent of actual remediation costs. If total remediation costs significantly exceed estimated costs, or if Clark is required to incur significant capital costs sooner than anticipated, the cost of remediation in the Excluded Area could have a material adverse effect on Clark's financial position and results of operations.

Supply Agreements

   Clark entered into supply agreements (the ''Supply Agreements'') with Chevron (with respect to the PADC Facility) and with Chevron Chemical Company, a subsidiary of Chevron (''CCC'') (with respect to the Chemicals Facility), providing for the purchase and sale by Clark of various quantities of products and commodities. Quantities to be purchased and sold may vary, being determined in some cases by the output or requirements of a party and in some cases by periodic negotiation. Prices will also vary, and in general will be determined by reference to market indices, specific transactions involving third parties, actual costs or periodic negotiation. Accordingly, it is not possible to predict the dollar amount of such transactions or their impact on Clark. However, Clark expects that the dollar amounts involved will be significant. For example, if the Supply Agreements had been in effect for 1993, Clark estimates that Clark's total sales to Chevron and CCC would have been approximately $440 million, and Clark's total purchases from Chevron and

CCC would have been approximately $370 million, resulting in a net payment to Clark of approximately $70 million. The actual amounts payable or receivable by Clark may be greater or less than such amounts.


The Leases

   Clark leased the Chemicals Facility and the PADC Facility (the ''Leased Facilities'') to Chevron under two 99-year leases (the ''Leases''), with nominal rental which was prepaid at closing. Each Lease provides that Chevron may purchase a Leased Facility at the expiration of the Lease period or at any time during the Lease term for a purchase price of $99. Chevron also has the option to terminate either or both of the Leases at any time. On termination, Clark may elect to convey the Leased Facility to Chevron.

   Under the Chemicals Facility Lease, Clark agreed to pay to Chevron a fee of $1 million per year. This fee is designed as partial compensation to Chevron for Chevron's operation of the UDEX splitter and related units which are beneficial to the Port Arthur Refinery and which CCC, the sublessee of the Chemicals Facility, agreed to operate under the Supply Agreement for the Chemicals Facility.

   The Leases are net leases, under which Chevron is obligated to pay all taxes, utilities and other costs of operating the Leased Facilities and for obtaining all required permits. Chevron agreed to indemnify Clark against all losses, damages and claims arising from Clark's ownership of the Leased Facilities or Chevron's operation thereof, except to the extent that any such loss, damage or claim arises from the gross negligence or willful misconduct of Clark or its contractors or a breach by Clark of any express warranty or agreement in the Leases or in the related Supply Agreement or Services Agreement (as defined below). Chevron is responsible for all environmental liabilities associated with the Leased Facilities.

   Chevron may use the Leased Facilities for any lawful purpose not inconsistent with its obligations under the Supply Agreements and the Services Agreements. Chevron is permitted to make additions and to alter, modify, remove or demolish any improvements, so long as any changes are consistent with the purchase agreement, the Supply Agreements and the Services Agreements. Chevron is not obligated to restore or replace any improvements following a condemnation or casualty, and may retain any related insurance or condemnation proceeds. Chevron is not obligated to return the Leased Facilities in any specified condition at the end of the lease term.

   Chevron must provide only such insurance as is substantially similar to that maintained at its other similar facilities in the United States, and so long as Chevron maintains a consolidated net worth of $300 million or more (indexed for inflation), such insurance may consist of self-insurance.

   In general, any assignment or sublease by Chevron (other than to an affiliate of Chevron) of the Leased Facilities is subject to the rights of first refusal described below and to the prior consent of Clark. Clark's consent will not be unreasonably withheld. Clark agreed in the purchase agreement to similar restrictions with respect to transfers of the Port Arthur Refinery, as described below.

   In connection with the Leases, Chevron and Clark entered into Reciprocal Easement Agreements burdening the Port Arthur Refinery, the Chemicals Facility and the PADC Facility, and providing for use by each party of the property operated by the other for purposes of ingress and egress, installation, inspection, repair of utilities and other similar matters.

First Refusal Agreements; Restrictions on Transfer

   At closing, Clark and Chevron entered into Agreements for Rights of First Refusal (the ''First Refusal Agreements'') with respect to the Port Arthur Refinery, the Chemicals Facility and the PADC Facility. The First Refusal Agreements grant to each party the right to acquire any interest in the Port Arthur Refinery, the Chemicals Facility or the PADC Facility on the terms of any third party offer that the transferor desires to accept.

   The First Refusal Agreements also provide that if at any time either Chevron or Clark intends to abandon or permanently cease all or any part of its operations at the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, such party shall first offer the facilities to be shut down or abandoned to the other party for $100. The party receiving an offer with respect to any abandonment or shutdown may elect to acquire the relevant assets within 18 months of the offer, but must assume all environmental liabilities associated with such assets (subject to certain exceptions in the case of certain identified units at the Chemicals Facility).

   In general, any transfer by Clark (other than to an affiliate of Clark) of the Port Arthur Refinery is also subject to the prior consent of Chevron. Chevron's consent will not be unreasonably withheld, and must be granted if the transferee is organized under the laws of the United States or any State, has a consolidated net worth of $300 million or more, has a good reputation for integrity, competence and compliance with laws, and owns and operates a refinery in the United States of reasonably similar complexity to the Port Arthur Refinery. (Chevron has agreed in the Leases to similar restrictions with respect to transfers of the Chemicals Facility and the PADC Facility.)

   For purposes of the First Refusal Agreements and the purchase agreement, a ''transfer'' includes a direct or indirect change of control of any entity (including Clark) that directly or indirectly controls the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, if at the time of such change of control the book value of the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, as the case may be, represents 70% or more of the total consolidated book value of the property, plant and equipment of the entity subject to the change of control. A ''change of control'' under the First Refusal Agreements means the acquisition by any person or group of 50% or more of the common stock of any entity.

Services Agreements

   Clark entered into services agreements (the ''Services Agreements'') with Chevron (with respect to the PADC Facility) and with CCC (with respect to the Chemicals Facility). The Services Agreements govern the provision by Clark and CCC of various services related to the operation of the Chemicals Facility, the PADC Facility and the Port Arthur Refinery, including electric, water, waste treatment, gas, steam, communication, emergency response, security and other services, all in accordance with standards specified in, and at rates determined in accordance with, schedules to the Services Agreements.
Quantities to be provided may vary, being determined in most cases by the output or requirements of a party. Prices will also vary, although in most cases price will be determined on the basis of the cost incurred by the party providing the service. Accordingly, it is not possible to predict the dollar amount of such transactions or their impact on Clark. However, since in most cases the price will be determined based on the cost of providing the service, Clark does not expect that the aggregate impact of the Services Agreements will be material to Clark's results of operations.

Other Ancillary Agreements

   Clark and Chevron also entered into various ancillary agreements. These include, among others, an agreement regarding the use by Clark of certain pipelines owned by affiliates of Chevron, an agreement between Clark and an affiliate of Chevron for post-closing technology support services and an agreement for the purchase by Chevron from Clark, at market prices, of 40,000 barrels per day of gasoline and 6,500 barrels per day of low sulfur diesel and jet fuel from the date of the Acquisition.


SUMMARY OF COMPANY ESTIMATES REGARDING THE ACQUISITION

Introduction

   Chevron historically operated the Port Arthur Refinery as part of its worldwide production, refining and marketing system. As a result, operating decisions for the Port Arthur Refinery may have been made to optimize the performance of Chevron as a whole, taking into account Chevron's upstream assets (oil exploration and production) and downstream assets (oil refining, marketing and petrochemical operations). Clark's business is crude oil refining, wholesale marketing of refined petroleum products and retail marketing of gasoline and convenience products through its company-owned retail network. Clark has no upstream operations. Historical financial information covering Chevron's ownership of these assets would not be meaningful to an understanding of Clark's proposed operation of the Port Arthur Refinery due to the significant differences between Chevron and Clark in management philosophy, refinery operations, personnel, supply, marketing and distribution, and other activities anticipated by Clark.

   The Acquisition represents the purchase of assets rather than a business. The Port Arthur Refinery will be operated as an integral part of Clark's refining divisions which includes two other refineries and 14 distribution terminals. Clark has not acquired those attributes typically associated with a business, such as the refinery's sources of crude oil and other feedstocks, sales force, customer base or trade names. Clark has acquired only the assets utilized in the manufacture of petroleum products at the Port Arthur Refinery and has not acquired other operations of Chevron contiguous to the refinery, including the petrochemical complex and lube oil distribution center. These operations and the refinery have common utility and service facilities which will continue to be shared by Clark and Chevron.


Company Estimates

   Clark believes the Acquisition will provide the opportunity to improve Clark's operating results and cash flow. Clark and an independent energy consulting firm, have identified several operational and other productivity improvements which are anticipated to be made with only limited capital investment and which would bring the refinery up to comparable industry processing rates and yields. Clark believes such productivity improvements, if attained, will result in increased refining margins and decreased operating expenses at the Port Arthur Refinery in the first year of Clark's operation. Clark's estimates represent the operating results of the refinery as if Clark had acquired the assets as of January 1, 1993 and operated it throughout the year assuming the improvements which Clark plans to implement in 1995 were implemented during 1993, and as if Clark had realized 1993 average market feedstock costs and refined product prices. Clark believes 1993 is appropriate for comparison since it was the last full year for which operating information for the Port Arthur Refinery was available, and operations and expenses were not distorted by the impact of a major maintenance turnaround that occurred in 1994. In addition, Clark believes that information for periods prior to 1993 is not meaningful since the refinery was converted in late 1992 from a dual train to a single train operation in order to achieve a substantial reduction in operating costs, reducing the rated crude oil design capacity from what had previously been over 400,000 barrels per day to approximately 178,500 barrels per day.

   Clark's estimates, set forth below, were developed in three parts. First, earnings from base operations were estimated by using Chevron's actual 1993 crude, feedstock and finished product volumes in combination with actual 1993 U.S. Gulf Coast spot prices for crude and actual 1993 U.S. Gulf pipeline mean prices for refined products. Second, a linear programming model of the refinery was used to estimate the additional earnings which could be realized by increasing crude runs and processing rates for the major downstream conversion units. Consistent with industry practice, the linear programming model included assumptions with respect to efficiency factors, downtime for maintenance and other factors which occur in the actual operation of a refinery. Third, estimates of operating expenses were made on the basis of 1993 information and adjusted to reflect significant differences in the operations expected by Clark. See
 '' Productivity Plan''.

   Clark estimates for the Port Arthur Refinery included herein were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles and have neither been examined, reviewed nor compiled by Clark's independent accountants and, accordingly, such independent accountants do not express an opinion or any other form of assurance with respect thereto. These figures represent Clark's best estimates of the operating and financial results of the Port Arthur Refinery had Clark operated it in 1993 and assuming that Clark had been successful in implementing its planned productivity increases described below (the ''Productivity Plan''). Clark's estimates and underlying assumptions, including the Productivity Plan, were independently reviewed and confirmed by an independent energy consulting firm (''Energy Consultant''). The Energy Consultant was furnished with the information concerning the Port Arthur Refinery available to Clark, conducted a number of site visits and discussed the operations of the Port Arthur Refinery with Management of Chevron and Clark. Clark did not place any limitations upon the Energy Consultant with respect to the procedures followed or factors considered by the Energy Consultant in rendering its opinion. In the Energy Consultant's opinion, the assumptions underlying Clark's estimates provide a reasonable basis for Clark's estimates, and Clark's estimates are reasonable. The Energy Consultant also evaluated the Port Arthur Refinery independent of its analysis of Clark's estimates. The Energy Consultant has noted that Clark's estimates are based on feedstock costs and refined product prices which existed on average during 1993.

   The success of Clark's Productivity Plan is subject to uncertainties and contingencies beyond Clark's control and no assurance can be given that the Productivity Plan will be effective or that the anticipated benefits from the Productivity Plan would have been realized had Clark operated the Port Arthur Refinery in 1993. The gross margin and operating expense estimates are based on various assumptions including the Productivity Plan. Some of these assumptions inevitably will not materialize. Other assumptions may materialize but in a subsequent period. Unanticipated events and circumstances may occur subsequent to the date of this report. The actual results achieved by Clark at the Port Arthur Refinery will vary from those set forth below and the variations may be material. Consequently, the inclusion of the estimates herein should not be regarded as a representation by Clark or any other person that the estimates would have been achieved in 1993 or will be achieved in the future. Prospective investors are cautioned not to place undue reliance on these estimates.


Estimated 1993 Port Arthur Refinery Operating Cash Flow

   Clark estimates that the combined refinery and terminal operation at the Port Arthur Refinery in 1993 could have generated approximately $36 million of operating cash flow without the benefit of any assumed improvements in processing rates, yields or operating expenses. This estimate is based on (i) 1993 Gulf Coast spot market prices for crude oil and refined products, (ii) actual 1993 production and yields and (iii) actual 1993 operating expenses excluding certain unusual items.

   In addition, Clark estimates the Productivity Plan could have reduced 1993 operating expenses by approximately $27 million. This reduction, combined with other processing rate and yield benefits, in addition to the $36 million of estimated operating cash flow before such improvements, could have resulted in approximately $81 million in estimated 1993 operating cash flow from the Port Arthur Refinery. Clark estimates that, using prices for crude oil and refined products that existed in 1994, the total operating cash flow of the Port Arthur Refinery would have been approximately $40 million.

   The Energy Consultant independently reviewed Clark's estimates for the refinery and terminal operations and Productivity Plan utilizing a linear programming model based on standard industry processing rates and yields for a refinery of the size and complexity comparable to the Port Arthur Refinery and their own estimate of market prices for 1993. The Energy Consultant s analysis indicated that Clark's underlying assumptions and Clark's estimates of operating cash flow for the Port Arthur Refinery and related terminal operations for 1993 are reasonable.

   The Energy Consultant considers Clark's 1993 estimated operating cash flow of $81.1 million to be within the Energy Consultant's estimates of operating cash flow. Considering the complexity of estimating yields and due to the differences in Clark's and Chevron's expected operation described above, Clark and the Energy Consultant believe that there is reasonable agreement between the two estimates. In addition, the following assumptions made by the Energy Consultant in their estimates differ from those made by Clark: (i) the Energy Consultant's refinery charges and yields were based entirely on linear programming models, whereas Clark's estimates were based on actual Chevron charges and yields and a linear programming model was used only to estimate the results of the Productivity Plan; (ii) the Energy Consultant utilized six readily available crude oil types and nine other feedstocks, whereas Clark utilized those actually processed by Chevron in 1993 regardless of whether they were optimal for the refinery; and (iii) the Energy Consultant assumed standard industry rates for certain operating expenses whereas Clark utilized estimated operating expenses.

   Clark and the Energy Consultant believe that the estimated improvements in the operation of the Port Arthur Refinery will make it comparable with that of other refineries of similar size and complexity in the Gulf Coast.

   Clark's estimates for the combined Port Arthur Refinery and terminal operations in 1993 are set forth below (in millions, except per barrel amounts):


                                           1993
                                         Estimate


  Crude oil throughput(mbbls/day......... 189,700
   Production(mbbls/day)................. 208,500

   Refinery gross margin ($/bbl)......... $  3.03
   Refinery operating expenses($/bbl)....    2.11

   Refinery gross margin................. $ 230.4
   Refinery operating expenses............  160.5
                                           ------
   Refinery operating cash flow..........    69.9
   Pipeline and terminal operating
      cash flow(1).......................    11.2
                                           ------
   Total operating cash flow............. $  81.1(2)
                                          =======


      (1) The pipelines and terminals of the Port Arthur Refinery are owned and operated by a wholly-owned subsidiary of Clark.

      (2) A $0.10 per barrel change in the realized gross margin or operating expenses could have increased or decreased estimated operating cash flow by $7.6 million. Clark estimates that, using prices for crude oil and refined products that existed in 1994, the total operating cash flow of the Port Arthur Refinery would have been approximately $40 million. A 1,000 barrel per day change in refinery production could have increased or decreased estimated operating cash flow by $1.2 million assuming gross margin stayed the same.


Summary of Company Estimate Assumptions

   The assumptions underlying the anticipated improvements in processing rates, yields and operating expenses are described below. The estimates assume that
(i) the Acquisition occurred at January 1, 1993; (ii) Clark successfully implemented the planned improvements in processing rates, yields and operating expenses; (iii) Chevron had assumed (pursuant to the purchase agreement) principal responsibility for environmental remediation except under the active operating units; and (iv) Clark invested approximately $20 million during 1993 for various projects to improve processing rates and yields.

   In 1993 and 1994, Chevron invested approximately $160 million to convert the refinery to a single train operation, improve operating practices and repair operating problems during a scheduled maintenance turnaround and to construct a waste water treatment facility. The benefits from these changes were not fully realized in Clark's 1993 estimate.

   Clark believes that the 1993 actual crude oil throughput rate averaged only 176,300 barrels per day due to limitations in the environmental permits. In October 1994, Clark received an air permit from the TNRCC which provides that the capacity of the refinery can be increased to 250,000 barrels per day.
Clark intends to operate the refinery at approximately 200,000 barrels per day, subject to market conditions.

   Clark's 1993 estimate is based on Gulf Coast spot market refined product prices. Other markets which can be accessed by the Port Arthur Refinery may from time to time have higher spot market refined product prices, net of transportation costs. Clark intends to take advantage of such product price differentials when available.


Productivity Plan

   Clark intends to implement a productivity plan designed to increase processing rates, effect yield improvements and reduce operating expenses and feedstock costs as compared to the estimated 1993 operating results. The improvements consist of operating expense reductions of approximately $27 million and increases in processing rates and yields. In this regard, Clark has assumed that (i) unit downtime would have been in line with industry standards; (ii) necessary environmental permitting had been received and the required capital expenditures had been made throughout the year; (iii) Clark recognized no benefit for the refinery's ability to produce RFG; and (iv) low sulfur diesel fuel was a mandated product for on-road use for all of 1993.


Processing Rate and Yield Increases

   Crude unit. The Port Arthur Refinery's average crude oil throughput rate in 1993 was 176,300 barrels per day. The 1993 fourth quarter average was 188,000 barrels per day with the highest 1993 monthly rate at 199,000 barrels per day during September 1993. However, Clark believes the processing rate was limited due to environmental permit limitations. In May 1994, the Port Arthur Refinery reached a processing rate of 207,000 barrels per day for several days following a maintenance turnaround. Clark estimates that it could have achieved an average operating rate of at least 189,700 barrels per day in 1993 if necessary permits had been obtained. From May through November 1994, throughput rates averaged 189,400 barrels per day with September throughput averaging more than 196,000 barrels per day. The estimated incremental crude oil processing rate was expected to add $4 $6 million to 1993 operating cash flow.

   FCC unit. The Port Arthur Refinery's average FCC unit throughput rate in 1993 was 58,200 barrels per day. However, excluding August 1993 when the unit experienced unusual downtime, the average rate was 61,600 barrels per day. The design capacity for the FCC is 70,000 barrels per day. From July through November 1994, throughput rates averaged higher than Clark's estimated rate of 62,200 barrels per day. The completion of a project (with an estimated cost of $2.5 million) to hydrotreat the coker gas oil prior to processing in the FCC unit should enhance gasoline yield. Clark believes that the estimated incremental FCC processing rate and improved yields would have added $5-$7 million to 1993 operating cash flow. This project will be completed only if the current price differentials result in an attractive payout.

   Continuous catalytic reformer (''CCR'') unit. The Port Arthur Refinery's average CCR throughput rate in 1993 was 39,000 barrels per day; however, during the last half of the year it was operated with deactivated catalyst which caused unscheduled downtime and reduced processing rates. The rated capacity of the unit is 48,000 barrels per day and normal industry operation of a CCR is commonly at or in excess of the rated capacity. The catalyst was replaced during the 1994 maintenance turnaround to address the operating problems. From the 1994 turnaround through November 1994, rates averaged 43,800 barrels per day compared to Clark estimated rate of 45,000 barrels per day. Clark believes that the estimated incremental CCR processing rate would have added $4-$5 million to 1993 operating cash flow.

   Coker units. The coker units averaged a total throughput rate of 28,000 barrels per day in 1993 which was limited by unscheduled downtime which reduced capacity by an estimated 3,000 barrels per day. Turnover of one-half of the experienced personnel at the coker units contributed to this performance. During 1992, the cokers were run at an average rate of 31,000 barrels per day. Approximately $1.2 million was spent during the 1994 turnaround to improve coker unit reliability. Clark intends to spend an additional $6 million to install a coke deheading device assuming the current price differentials result in an attractive return and improve instrumentation which is designed to improve unit reliability and safety and increase Clark's ability to run heavy sour crude oil. Clark estimates it could have achieved an average operating rate of 34,200 barrels per day had the intended improvements been effected during 1993. During September 1994, the actual throughput rate was 32,700 barrels per day. Clark believes that the estimated incremental coke processing rate would have added $5-$7 million to 1993 operating cash flow.

   Low sulfur diesel fuel production. Since the October 1, 1993 implementation date requiring low sulfur diesel fuel for on-road use, the Port Arthur Refinery has produced approximately 50,000 barrels per day of low sulfur diesel fuel (100% of diesel production). Clark therefore estimates that if such regulations were in place for the entire year it could have achieved an average operating rate of 50,000 barrels per day in 1993.

   Reformulated gasoline production. While the refinery will be able to produce up to 55% summer and 75% winter southern grade reformulated gasoline with a capital investment of $0.5 million to improve blending and logistics capabilities, no benefit for this ability was included in Clark's estimates. This project will be completed only if the current price differentials result in an attractive payout.

   Decreased feedstock costs. The Port Arthur Refinery has the present capability to process 25,000 barrels per day of typically lower cost, heavy sour crude oil. With limited capital investment, Clark estimates it can increase the ability to process heavy sour crude oil from 25,000 to 35,000 barrels per day. This project will be completed only if the current price differentials result in an attractive payout.

   Yields

   As a result of the projects described above and the use of MTBE to manufacture reformulated gasoline, Clark estimates the yield of refined products, as a percentage of total production, would have been as follows:

                                        1993           1993
                                       Actual        Estimate

   Gasoline                               39%           43%
   Diesel fuel                            20            24
   Jet fuel                               12            10
   Petrochemical products                 17            15
   Other                                  12             8
                                        ====          ====
         Total                           100%          100%

   Reduced Operating Expenses

   Since 1990, the Port Arthur Refinery has made improvements in key industry measurements of operating expense performance. Clark believes, and industry studies indicate, that, based on six month data through June 1993 as compared to data included in 1992 and 1990 industry studies, the refinery had improved an average of two quartiles in the four key operating expense measurements related to maintenance costs, personnel, energy use and overall operating expenses. Clark intends to make further reductions in operating costs, including staff and contract labor reductions, maintenance and environmental expense, corporate overhead, property taxes and other costs with an annual estimated impact of $27 million. Clark believes that the costs used in its 1993 estimates are at a level comparable with other U.S. refineries with similar process units and facilities.

   Optimized Capital Investment

   From 1989 to 1994, Chevron invested approximately $450 million in capital improvements at the Port Arthur Refinery. In addition, a major maintenance turnaround of $25 million was completed in 1994. As a result of such investments by Chevron, Clark does not anticipate making major maintenance expenditures or capital expenditures in the near term. Clark estimates that during the period from 1995 to 1998, capital expenditures at the Port Arthur Refinery should average approximately $50 $60 million per year, including wastewater and safety projects required to be completed under the purchase agreement. It is anticipated that the capital expenditures will be allocated approximately 40% to ongoing maintenance projects, 30% to environmental projects and 30% to productivity improvement projects. This assumes that market conditions support discretionary capital investment with an attractive economic return, otherwise capital spending should average approximately $25- $35 million per year. Clark intends to optimize capital investments made at the Port Arthur Refinery by linking capital spending to cash flow generated by the refinery. Based upon current industry conditions, Clark expects that capital expenditures at the Port Arthur Refinery in 1995 will be approximately $20 million. This is consistent with Clark's business strategy to link capital investments to cash flow.

   Other

   Although Clark believes that the assumptions are reasonably based, no assurance can be given that such assumptions will occur. Clark does not intend to update or otherwise revise the estimates to reflect circumstances existing after the date hereof to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. Furthermore, Clark does not intend to update or revise the estimates to reflect changes in general economic or industry conditions. Clark's regular quarterly and annual financial statements will be included in Clark's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, which will be filed with the Securities and Exchange Commission. Information contained in such financial statements will be deemed to supersede the estimates.

   The estimates with respect to the Port Arthur Refinery are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond Clark's control, including significant dependence on industry market conditions in the refining and marketing business. No assurance can be given that the estimates would have been realized in 1993 or that any of the assumptions will be realized in the future.

   In connection with the purchase of the Port Arthur Refinery, Clark and Clark USA completed the following financing transactions:

Purchase Financing

   Revised Equity Capitalization

   Clark USA amended its certificate of incorporation to authorize the following four classes of common stock: Common Stock, par value $.01 per share, of Clark USA (''Common Stock''); Class A Common Stock, par value $.01 per share, of Clark USA (''Class A Stock''); Class B Common Stock, par value $.01 per share, of Clark USA (''Class B Stock''); and Class C Common Stock, par value $.01 per share, of Clark USA (''Class C Stock''). Immediately following the effectiveness of such amendment, the 65.33 shares of common stock of Clark USA then outstanding were exchanged for 12,375,000 shares of Common Stock and 562,500 shares of Class B Stock. All such shares were owned Horsham and Clark Holdings Limited, a wholly owned subsidiary of Horsham.

   Dividends - Under the terms of Clark USA's certificate of incorporation, as amended, the holders of Common Stock, Class A Stock, Class B Stock and Class C Stock are, subject to the preferential rights, if any, of the holders of any preferred stock, entitled to receive the same dividends or distributions per share, whether payable in cash, in property, or in shares of capital stock, as may be declared and paid on each other class of stock.

   Voting Rights - At every annual or special meeting of stockholders of Clark USA, the holders of every share of Common Stock and Class A Common Stock are entitled to one vote per share and the holders of every share of Class B Stock and Class C Stock are entitled to 1/10th of one vote per share, voting together on all matters submitted to a vote of the stockholders of Clark USA, except as otherwise required by law or agreement.

   Conversion - The holder of any shares of Class A Common Stock shall have the right, at any time or from time to time, to convert any or all of such holder's shares of Class A Common Stock into an equal number of shares of Common Stock.

   Five business days after final determination of Clark USA's 1995 EBITDA and Clark USA's 1995 Net Income in accordance with the next succeeding paragraph, the Class B Common Stock and the Class C Common Stock automatically shall be converted as set forth below.

   The ''Company's 1995 EBITDA'' shall be equal to Clark USA's earning before interest, taxes, depreciation and amortization (as determined in accordance with GAAP), as set forth in Clark USA's 1995 Financials, as adjusted as provided in this subsection (c) and the ''Company's 1995 Net Income'' shall be equal to Clark USA's net income (as determined in accordance with GAAP), as set forth in the audited consolidated financial statements of Clark USA for the calendar year 1995 (the ''Company's 1995 Financials''), as adjusted as provided below. In calculating Clark USA's 1995 EBITDA and Clark USA's 1995 Net Income, all items of expense shall be included. Notwithstanding the foregoing, in calculating Clark USA's 1995 EBITDA and Clark USA's 1995 Net Income, (a) any write-ups or write-downs of inventory (which shall be determined based on the lower of cost or market value of Clark USA's raw materials, work in process, supplies used in operations and finished goods, determined based on a last in, first out (LIFO) basis), based on changes in the market prices of petroleum feedstocks, blendstocks and refined products, (b) any nonrecurring events which accrue profit to Clark USA (e.g., settlements of litigation), (c) any gains or losses in Clark USA's portfolio of investment securities, (d) any book loss (which does not affect cash flow) on Clark's diesel desulfurizer, (e) EBITDA and Net Income of any entities acquired by Clark USA after February 27, 1995 (unless a binding acquisition agreement relating thereto shall have been entered into prior to such date), and (f) any items which artificially inflate EBITDA or Net Income for calendar year 1995, shall be disregarded. In determining the ''Company's 1995 EBITDA'' and the ''Company's 1995 Net Income'' 1995 turnaround expenditures in excess of $4,000,000 shall be expensed rather than capitalized, and such amounts in excess of $4,000,000 which are expensed shall not be amortized.

   Five days after Clark USA's 1995 EBITDA and Clark USA's 1995 Net Income are finally determined, (the ''Conversion Date''), each share of the Class B Common Stock and the Class C Common Stock shall be subject to a mandatory conversion into the number of shares of Common Stock and the number of shares of Class A Common Stock respectively as set forth under the Applicable Conversion Level. The ''Applicable Conversion Level'' shall be the conversion level set forth in the chart below (EBITDA and Net Income numbers being expressed in millions of U.S. dollars) for the lower of Clark USA's 1995 EBITDA or Clark USA's 1995 Net Income (e.g., if Clark USA's 1995 EBITDA is 160 (conversion level 2) and Clark USA's 1995 Net Income is 47 (conversion level 4), the ''Applicable Conversion Level'' will be conversion level 2).

                               Conversion     Conversion
                               Ratio per      Ratio per
                               share of       share of
               If     AND Net  Class B        Class C
Conversion     EBITDA Income   into shares    into shares  Share
Level          is:     is:      of Common     of Common    Price

1            < 158    < 32       0.0            2.0       $13.33
2           158-169   32-38      0.4            1.6       $13.64
3           170-181   39-46      0.8            1.2       $13.95
4           182-193   47-53      1.2            0.8       $14.29
5           194-205   54-60      1.6            0.4       $14.63
6            > 205     > 60      2.0            0.0       $15.00


   Liquidation - In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of Clark USA (a ''Liquidation'') on or prior to the Public Float Target Date (as defined below), the holders of shares of Common Stock, Class A Common Stock and Class C Common Stock (which, in the event of any Liquidation prior to the Conversion Date and for purposes of distributing the Liquidation Proceeds, shall be assumed to have been automatically converted into Class A Common Stock at a ratio of one share of Class C Common Stock to two shares of Class A Common Stock) shall be entitled to share ratably in the remaining assets of Clark USA available for distribution after payment or provision for payment of the debts and other liabilities of Clark USA and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled (the ''Liquidation Proceeds''); provided that if the Liquidation Proceeds are less than the product of (i) the total number of shares of Common Stock and Class A Common Stock (including the number of shares of Class A Common Stock into which the Class C Common Stock are deemed to be converted) entitled to share in the Liquidation Proceeds multiplied by (ii) the Purchase Price (as defined below), then (a) first, the holders of the Class A Common Stock (including the number of shares of Class A Common Stock into which the Class C Common Stock are deemed to be converted) shall have first priority with respect to the Liquidation Proceeds in an amount per share equal to the applicable Purchase Price and (b) then, the holders of the Common Stock shall share ratably in any remaining Liquidation Proceeds.

   In the event of any Liquidation after the Public Float Target Date, the holders of shares of Common Stock, Class A Common Stock and Class C Common Stock (which, in the event of any Liquidation prior to the Conversion Date and for purposes of distributing the Liquidation Proceeds, shall be assumed to have been automatically converted into Class A Common Stock at a ratio of one share of Class C Common Stock to two shares of Class A Common Stock) shall be entitled to share ratably in the Liquidation Proceeds.

   ''Public Float Target Date'' shall mean the first date following the initial public offering of Common Stock on which the aggregate market value of the Common Stock held by persons other than Tiger Management Corporation (''TMC''), affiliates of TMC, Horsham, affiliates of Horsham and employees of Clark USA exceeds $150 million.

   The ''Purchase Price'' means, (a) if the Liquidation occurs prior to the Conversion Date (as hereinafter defined), $13.33 per share and (b) if the Liquidation occurs after the Conversion Date, the applicable Share Price as set forth in the chart above.

   Sale of Shares by Clark USA

   On February 27, 1995, a wholly owned subsidiary of Horsham (''Newco'') purchased 9,000,000 shares of Class A Stock and 563,250 shares of Class C Stock from Clark USA for an aggregate consideration of $135 million. Such funds, together with available cash of Clark USA and Clark, were used to fund the purchase of the Port Arthur Refinery, associated terminals, pipelines and other related assets, including inventory and spare parts.

   In addition, Paul D. Melnuk, the President and Chief Executive Officer of Clark USA and Clark purchased 33,333 shares of Class A Stock and 2,088 shares of Class C Stock for an aggregate consideration of $500,000.

   Resale of Shares to Tiger Management Corporation

   On February 27, 1995, pursuant to a stock purchase agreement (the ''Stock Purchase Agreement''), a copy of which is filed as an exhibit to this Current Report on Form 8-K, between Clark USA, Newco, Horsham and TMC, Newco sold 8,000,000 shares of Class A Stock and 500,000 shares of Class C Stock previously purchased from Clark USA to three funds managed by TMC (such funds and TMC are referred to collectively as ''Purchasers'') for $120 million. The shares of Class A Common Stock and Class C Stock represent between 35.6% and 40% (depending on the conversion ratio of the Class B Stock and Class C Stock) of the total outstanding capital stock of Clark USA.

   Limitation on Certain Transactions

   Pursuant to the Stock Purchase Agreement, Clark USA agreed that, so long as TMC and/or their affiliates collectively own 20% of the issued and outstanding capital stock of Clark USA, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock shall be required for any of the following actions:

                  (a) acquisitions by Clark USA during any calendar year of equity or debt securities (other than equity or debt securities purchased in connection with Clark USA's investment of excess cash) or fixed assets (other than pursuant to operating leases and other than as part of capital expenditure programs (whether or not requiring approval as contemplated by (c) below)) or assumptions by Clark USA of liabilities which, in the aggregate, exceed $10,000,000;

                  (b) other than certain identified financings, financings by Clark USA (other than fully underwritten widely dispersed public offerings of Common Stock or pursuant to working capital arrangements) during any calendar year which in the aggregate exceed $10,000,000;

                  (c) during calendar year 1995, capital expenditures by Clark USA which in the aggregate exceed $100,000,000 or, in any calendar year thereafter, which in the aggregate exceed $120,000,000 for such year;

                  (d) any increase in any calendar year (in excess of the Consumer Price Index increase from the previous calendar year) in compensation payable at any time to any senior management member, and any termination of employment by Clark USA, or significant reduction by Clark USA in duties, of Paul Melnuk, the President and Chief Executive officer of Clark USA;

                  (e) other than a fully underwritten widely dispersed public offering of Common Stock, any material change in the capital structure of Clark USA (including, without limitation, any issuance of debt securities (except as permitted by (b) above) or equity securities (other than the Management Options);

                  (f) any transactions between Clark USA on the one hand and any of its affiliates or Horsham or its affiliates on the other hand (other than the Management Options) which (a) are not on reasonable arm's length terms at fair market valuations or (b) during any calendar year exceed, in the aggregate, $2,500,000;

                  (g) a merger or sale of Clark USA or more than 10% of its assets; and

                  (h) prior to the second anniversary of the Public Float Target Date, any acquisition by Clark USA which is funded by the issuance of new equity securities of Clark USA.

   In addition, so long as TMC and/or their affiliates own 20% of the issued and outstanding capital stock of Clark USA, Clark USA may not, and shall cause each of its subsidiary not to, engage in any business other than its current business.

   TMC Director

   So long as TMC and/or its affiliates own 10% or more of the issued and outstanding capital stock of Clark USA, at each annual election of the Board of Directors of Clark USA thereafter, Clark USA will take all necessary action to elect to the Board of Directors of Clark USA one person nominated by TMC.

   Management Options

   Pursuant to the Stock Purchase Agreement, Clark USA may issue to employees options to purchase up to an aggregate of 1,250,000 shares of Common Stock at a price of $15 and exercisable on or before February 27, 2005 (collectively, the ''Management Options''), subject to prior written approval of the option plan by TMC.

   Limitations on Sale of Capital Stock of Clark USA

   With respect to any public offering of Common Stock, Purchasers on the one hand and Clark USA on the other hand may participate for the same number of shares, and Horsham and its affiliates may participate (with respect only to the Common Stock into which its Class A Stock is convertible) for a percentage of the number of shares being offered by Purchasers which is equal to the percentage that the Common Stock into which Horsham's Class A Stock is convertible represents of the capital stock of Clark USA owned in the aggregate by Purchasers; provided, however, that Clark USA shall have priority to the extent that funding is required in connection with such offering for mandatory redemption of Clark USA's Senior Secured Zero Coupon Notes due 2000, Series A.

   Other than as provided in the preceding paragraph or with TMC's consent (which TMC may grant or withhold in TMC's sole discretion), Horsham shall not sell any equity securities of Clark USA owned by it (other than the Class A Stock issued to Horsham hereunder or the Common Stock into which it is convertible), provided, however, that Horsham may sell equity securities of Clark USA after 120 days after Purchasers no longer own at least 10% of the then issued and outstanding capital stock of Clark USA unless TMC shall at such time be actively attempting to sell any capital stock or shall have taken substantial steps in such regard.

   If any Purchaser (a ''Selling Purchaser'') proposes to sell all or any portion of its Class A Stock or its Class C Stock in a private sale to an entity engaged in the refining industry (a ''Proposed Sale''), the Selling Purchaser will provide Clark USA with at least 45 days' written notice prior to the closing thereof (which closing shall be subject to Clark USA's right hereunder), and Clark USA will have the right, prior to the date of such closing (the ''Proposed Sale Closing Date''), to produce an alternative buyer for the same number of shares at a higher price than in the Proposed Sale and otherwise on terms (including the date of closing being no later than the Proposed Sale Closing Date) equal or superior to the terms of the Proposed Sale. If the transaction with such alternative buyer does not close for any reason by the Proposed Sale Closing Date (other than by reason of a breach by the Selling Purchaser of its obligations), the Selling Purchaser shall be free during the next 90 days to sell the shares it proposed to sell in the Proposed Sale to any buyer (including the buyer in the Proposed Sale). Notwithstanding the above, Clark USA shall have the right, in its sole discretion, to prohibit any sales of capital stock of Clark USA for a period of time not to exceed 90 days from (i) the date of the initial public offering (the ''IPO'') of Clark USA's Common Stock if so required by the managing underwriters of the IPO or
(ii) the date of the notice referred to in the first sentence of this paragraph in the event of a pending material transaction. In the event Clark USA shall prohibit any sales of its capital stock of Clark USA pursuant to the preceding sentence, the 90 day period during which the Selling Purchaser would have otherwise been free to sell the shares it proposed to sell in the Proposed Sale shall be extended to the date following expiration of such prohibition which is the same number of days thereafter as the number of days during such 90-day period that such prohibition was in effect.

   Any executive officer of Clark USA exercising Management Options may not sell equity securities of Clark USA issued upon exercise of our Management Options until the earlier of four years after February 27, 1995 or 120 days after Purchasers and their affiliates own less than 10% of the capital stock of Clark USA and then only if Purchasers and their affiliates shall not at such time be actively attempting to sell equity securities of Clark USA or have taken substantial steps in such regard.

   Registration Rights

   In connection with the execution of the Stock Purchase Agreement, Clark USA entered into a registration rights agreement (the ''Registration Rights Agreement'') with TMC, Newco and Paul D. Melnuk, a copy of which has been filed as an exhibit to this Current Report on Form 8-K. In the Registration Rights Agreement, Clark USA agreed, among other things, to provide the Purchasers with demand and piggyback registration rights with respect to their shares of Class C Stock and shares of Common Stock issuable upon conversion of their Class A Stock (including shares of Class A Stock issuable upon conversion of shares of Class C Stock). Clark USA also agreed to file a shelf registration and to use its best efforts to cause the shelf registration to become effective not later than the later of (i) 90 after consummation of the IPO and (ii) August 27, 1995 and to remain effective for a period of four years from the date upon which the shelf registration is declared effective.

   Clark USA Capital Contribution

   Subsequent to the purchase financing transactions described above, Clark USA contributed, in the form of additional equity, $150 million (consisting of the equity offering proceeds and existing cash) to Clark for the purchase of the Port Arthur refinery and related assets. These proceeds along with existing cash at Clark were used by Clark to finance the transaction.


Working Capital Facility

   Clark entered into a credit agreement (the ''Clark Credit Agreement'') with a group of banks led by Bank of America NT&SA, as Administrative Agent (collectively, the ''Lead Banks''). The Clark Credit Agreement provides for a revolving credit facility, secured by all of Clark's current assets and certain intangibles, which will terminate on December 31, 1997. The amount of the facility is the lesser of $400 million or the amount available under a borrowing base, as defined in the Clark Credit Agreement, representing specified percentages of cash, investments, receivables, inventory and other working capital items, with a sub-limit of $100 million for cash borrowings.

   The facility available under the Clark Credit Agreement will be used on an on-going basis for working capital purposes (primarily letter of credit issuances) for the purchase of inventory and the financing of receivables, including inventory and receivables associated with the Port Arthur Refinery. The credit facility will initially be provided by the Lead Banks, but may later be syndicated to a group of financial institutions (collectively the ''Lenders'').

   Interest on principal drawn down under the Clark Credit Agreement will be at a floating rate based, at Clark's option, either on the London Interbank Offered Rate (''LIBOR'') or on a ''Base Rate'' equal to the higher of Bank of America NT&SA's reference rate or the Federal Funds rate plus one-half percent. The Clark Credit Agreement also provides for various financing fees, commitment fees, letter of credit fees and other similar payments.

   The Clark Credit Agreement contains covenants and conditions which, among other things, limit dividends, indebtedness, liens, investments, contingent obligations and capital expenditures, and require Clark to maintain its property and insurance, to pay all taxes and comply with all laws, and to provide periodic information and conduct periodic audits on behalf of the Lenders. In addition, Clark is required to comply with certain financial covenants, including: (i) maintenance of working capital of at least $160 million from the date of the Acquisition through June 29, 1995, $165 million from June 30, 1995 through September 29, 1995 and $175 million thereafter; (ii) maintenance of a tangible net worth, as defined, of at least $255 million from the date of the Acquisition through December 30, 1995, $275 million from December 31, 1995 through December 30, 1996, $295 million from December 31, 1996 through December 30, 1997, and $325 million thereafter, each as adjusted quarterly to give effect to a portion of future earnings or capital contributions by Clark USA to Clark; (iii) a maximum indebtedness to tangible net worth ratio, as defined, of 3.0 to 1.0, decreasing to a ratio of 2.75 to
1.0 on December 31, 1995 and 2.5 to 1.0 on March 31, 1996; (iv) a minimum ratio of adjusted cash flow, as defined, to debt service, as defined, of 1.2 to 1.0 for the quarter ending June 30, 1995, 1.4 to 1.0 for the two consecutive quarters ending September 30, 1995, 1.6 to 1.0 for the three consecutive quarters ending December 31, 1995, 1.8 to 1.0 for the four consecutive quarters ending March 31, 1996 and 2.0 to 1.0 for the four consecutive quarters any time thereafter; and (v) maintenance of minimum balance sheet cash (as defined) of at least $50 million.


Item  7.   Exhibits

            Exhibit 10.1 - Stock Purchase Agreement, dated February 27, 1995, between The Horsham Corporation, 1096153 Ontario Limited, Clark USA, Inc. and Tiger Management Corporation (Exhibit 10.1 filed with Clark USA Form 8-K, dated February 27, 1995 (Commission file number 33-59144)

            Exhibit 10.2 - Registration Rights Agreement, dated February 27, 1995, between 1096153 Ontario Limited, Clark USA, Inc., Tiger Management Corporation and Paul D. Melnuk (Exhibit 10.2 filed with Clark USA Form 8-K, dated February 27, 1995 (Commission file number 33-59144))

            Exhibit 10.3 - Amended and Restated Asset Sale Agreement, dated as of August 16, 1994, between Chevron U.S.A. Inc. and Clark Refining & Marketing, Inc. (Exhibit 10.3 filed with Clark USA Form 8-K, dated February 27, 1995 (Commission file number 33-59144))

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 13, 1995     CLARK REFINING & MARKETING, INC.




                           By:     /s/ Dennis R. Eichholz
                                   ----------------------
                                   Dennis R. Eichholz
                                   Controller and Treasurer